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                                                                     EXHIBIT 4.3

                                SULZER MEDICA LTD
                 SULZER MEDICA 2001 LONG-TERM STOCK OPTION PLAN

                                    ARTICLE 1
                                     PURPOSE

The purpose of the 2001 Sulzer Medica Long-Term Stock Option Plan
("the Plan") is

a) to align the interests of the executives and key employees with those of the shareholders of the Company;

b) to provide selected executives, members of the Board and key employees with an opportunity to participate in ownership of the Company;

c) to reward contributions to the long-term performance of the Company as reflected in the share price; d) enable the Company and its Subsidiaries to attract, retain and motivate highly qualified employees.

The terms of the Plan applicable in each country may vary where necessary or appropriate because of local laws or practice. Any such variation shall be documented in a country-specific Appendix, approved by the proper officer of the Company and attached to the Plan.

The decision to award grants and the setting of the terms of each grant are voluntary on the part of the Company and within the sole discretion of the Committee.

                                    ARTICLE 2
                          EFFECTIVE PERIOD OF THE PLAN

The Plan is effective as of August 1, 2001, as approved by the Board. No grant will be made under the Plan after December 31, 2010. The Plan shall remain in effect until all Options granted under the Plan have been satisfied or expired.

                                    ARTICLE 3
                                   DEFINITIONS

The following terms shall have the meaning described below when used in the
Plan:


       "ADS" shall mean an American Depository Share (ADS) of the Company, which represents 1/10th of a Share. The ADS are traded on the New York Stock Exchange.

   "Agreement(s)"    shall refer to the Stock Option Agreement(s) to be
                     entered into between the Company and a Participant specifying the terms of Awards made under the Plan.

       "Award"       shall mean the grant of an Option under the Plan.

       "Board"       shall mean the Board of Directors of the Company.

       "Cause" shall mean a Participant's willful misconduct or dishonesty, which is directly and materially harmful to the business or reputation of the Company or any Subsidiary.

     "Change in      shall mean a fundamental change in the ownership structure
      Control"       of the Company. This is defined in Article 14.

     "Committee"     shall mean the committee appointed by the Board to
                     administer the Plan pursuant to Article 4.

      "Company"      shall mean Sulzer Medica Ltd.


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                                SULZER MEDICA LTD
                 SULZER MEDICA 2001 LONG-TERM STOCK OPTION PLAN

   "Disability"      shall mean the inability of an individual to engage
                     in any substantial gainful activity by reason of a physical or mental impairment, which constitutes a permanent and total disability.

                     Procedures for determining disability are defined under the provisions of the Company's long-term disability insurance policies.

 "Exercise Period"   shall mean the period during which a Participant may
                     exercise Options.

 "Exercise Price"    shall mean the price at which Shares or ADSs may be
                     purchased by exercising Options.

    "Methods of      shall mean any of the methods for exercising Options
     Exercise"       prescribed under Article 9.4.

     "Option" shall mean a right to purchase Shares or ADSs under the terms of the Plan.

   "Optionee" /      shall mean an eligible person to whom an Award is made
  "Participant"      and who has accepted the Award by signing the Agreement.

      "Plan" shall mean this Plan document and Appendices, as amended from time to time.

     "Shares" shall mean registered shares of the Company. The Shares are traded on the Swiss Stock Exchange in Zurich, Switzerland.

       "Plan shall mean the person(s) appointed by the Committee who are responsible for administration of Administrator" the Plan.

   "Subsidiary"      shall mean any foreign or domestic corporation owned, in
                     whole by the Company or in which the Company has a controlling interest of more than 50% voting rights and capital.

   "Option Term"     shall mean the duration of an Option.

 "Vesting Period"    shall mean the period during which an Option cannot be
                     exercised.


                                    ARTICLE 4
                                 ADMINISTRATION

Except as otherwise provided in the Plan, the Committee administers the Plan and has full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities that it believes reasonable and proper.

The Committee has authority to amend the terms of any Option issued without the necessity of obtaining approval of the shareholders.

In particular, the Committee shall have the authority to

a)   select the eligible persons to whom Awards shall be granted.

b)   determine whether and to what extent Awards are to be granted.

c)   determine the number of Shares or ADS to be subject to each Award.

d) determine the terms and conditions of any Award and to amend such terms and conditions.


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                                SULZER MEDICA LTD
                 SULZER MEDICA 2001 LONG-TERM STOCK OPTION PLAN


The Board shall appoint not less than three people to the Committee.

The members of the Committee serve at the request of the Board, which has the power, at any time and from time to time, to remove members from the Committee and add members thereto.

The Committee shall appoint a Plan Administrator to carry out the daily administration of the Plan. The Plan Administrator may adapt the application of the Plan provisions where necessary to ensure compliance with legal and tax requirements of the individual countries in which the plan is in force.

All decisions of the Committee shall be made by a majority of its members and shall be final, conclusive and binding.

                                    ARTICLE 5
                                 INDEMNIFICATION

In addition to other rights of indemnification the members of the Board, or of the Committee, or of the Plan Administrator or other appointed person may have, they shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Awards granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgement in any such action, suit or proceeding, except a judgement based upon a finding of bad faith, provided that upon the institution of any such action, suit or proceeding, a Committee or Board member or Plan Administrator or other appointed person shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member or Plan Administrator or other appointed person undertakes to handle and defend it on such person's own behalf.

                                    ARTICLE 6
                          SHARES AVAILABLE FOR THE PLAN

The maximum number of Shares which may be used under the Plan world-wide shall not exceed 250'000 (equivalent to 2'500'000 ADS), subject to adjustment under
Article 12, Adjustment in the Event of a Change in the Financial Structure of the Company.

The Shares related to any unexercised or undistributed portion of any terminated, expired, exchanged or forfeited Option or any Option settled in cash in lieu of Shares or ADS shall be available for further Awards.

                                    ARTICLE 7
                                   ELIGIBILITY

Individuals eligible to participate in the Plan are:

o    Members of the Board.

o    Executives of the Company and its Subsidiaries.

o    Selected key employees of the Company and its Subsidiaries.

The individuals who shall receive Awards shall be determined by the Committee in consultation with the Chief Executive Officer of the Company.

The Committee may also delegate to the Company's Chief Executive Officer the power to select eligible persons and grant Awards, including Awards to new employees upon hire, subject to the limitations of the Plan.


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                                SULZER MEDICA LTD
                 SULZER MEDICA 2001 LONG-TERM STOCK OPTION PLAN

The grant of an Award does not give any rights to receive such Awards in the future.

                                    ARTICLE 8
                             GENERAL TERMS OF AWARDS

8.1    AWARDS
       For U.S. purposes, Awards under the Plan consist of non-qualified
       Options.

8.2    AGREEMENT
       Each Award shall be evidenced by an Agreement entered into by a Participant and the Company setting forth the terms and conditions as determined by the Committee which shall apply to such Award, in addition to the terms and conditions specified in the Plan.

       By signing the Agreement, the Participant grants the Company the power of attorney to register the Shares, which the Participant might acquire by exercising the Options, in the share register pursuant to Article 10.

8.3    OPTION TERM
       The Option Term shall be ten and one-half years from the date the Option is granted.

8.4    VESTING PERIOD
       The Options granted shall be subject to a Vesting Period as defined in the Agreement. During the Vesting Period Options may not be exercised and are subject to forfeiture rules pursuant to Article 11.

       After the end of the Vesting Period the Participant has the right to exercise the Options during the Exercise Period. The Exercise Period can be shortened based on the provisions of Article 11.

8.5    EXPIRATION
       At the end of the Option Term all unexercised Options expire without any compensation.

       No Option may be exercised by any person after the expiration of the Option Term.

8.6    LIMITATION ON GRANTS
       No Participant may receive Options who owns or has options to own 5% or more of the combined voting power or value of the Shares.

8.7    TRANSFERABILITY
       The Options granted under the Plan are not transferable. During the whole Option Term the Participant may neither sell, donate or otherwise transfer the Options.

       During the lifetime of the Participant, Options may be exercised only by the Participant.

8.8    COST TO PARTICIPANT
       The Awards to the Participants under the Plan are granted free of charge.

8.9    TAX AND SOCIAL SECURITY CONTRIBUTIONS
       Each Participant, who receives Options and acquires Shares under the Plan, is responsible for the proper tax declarations and filings according to applicable law. The Company shall have the right to withhold from a Participant's salary upon any Award payment or exercise under the Plan an amount sufficient to cover withholding taxes or other charges related to the transaction as required by local legislation.

       The Company shall have the right to require the Participant to pay the Company a cash amount necessary to cover any required withholding taxes or other charges.


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                                SULZER MEDICA LTD
                 SULZER MEDICA 2001 LONG-TERM STOCK OPTION PLAN

       With approval of the Committee, payment may be made in the form of unrestricted Shares or ADS already owned by the Participant.

       With approval of the Committee, payment may also be made through a reduction of the number of Shares or ADS delivered to the Participant upon exercise of the Options.

       The value of the Shares or ADS offered in payment is the fair market value quoted on the respective stock exchange at the time the Option is exercised.

8.10   LEGAL RESTRICTIONS AND INSIDER TRADING
       A Participant shall not dispose of Shares or ADS in violation of any applicable securities law.

       The sale of Shares or ADS obtained under the Plan is subject to the terms of the Sulzer Medica Insider Trading Policy. Subject to the foregoing, vested Options may be exercised at any time.

8.11   NO RIGHTS AS SHAREHOLDER
       No Optionee will have voting or other rights with respect to Shares or ADS subject to Option prior to purchase of such Shares or ADS.

8.12   NO RIGHT OF CONTINUED EMPLOYMENT
       Neither the establishment of the Plan, nor the granting of Options, nor the payment of any benefits nor any action of the Company or any Subsidiary, the Board or the Committee relating to the Plan or to benefits shall be held or construed to confer upon any Participant any legal right to continue in the employment of the Company or any Subsidiary, or affect any right which the Company or any Subsidiary may have to terminate the employment of the Participant with or without cause, except as to any rights which may be expressly conferred upon such employee under the Plan and under his employment contract.

8.13   OTHER BENEFIT AND COMPENSATION PROGRAMS
       Payments and other benefits received by a Participant under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of termination, indemnity or severance pay and shall not be included in or have any effect on the determination of benefits under any other employee benefit plan unless expressly so provided by such other plan or required by local legislation.

                                    ARTICLE 9
                          GRANT AND EXERCISE OF OPTIONS

9.1    EXERCISE PRICE
       The Exercise Price per Share or ADS to be purchased under an Option shall be determined by the Committee at the time of the Award and documented in the Agreement.

9.2    PERIOD OF EXERCISE OF OPTIONS
       Options shall be exercisable at such time or times and subject to such conditions as shall be determined by the Committee.

       The Option Term and the Vesting Period for the Option will be documented in the Agreement. The Committee may waive or amend such vesting requirements or modify the Option Term at any time at or after grant in whole or in part, based on such factors as the Committee shall determine at its sole discretion.

9.3    LIMITATION ON AMOUNTS SUBJECT TO EXERCISE
       Vested Options may be exercised in whole or in part during the Option
       Term.


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                                SULZER MEDICA LTD
                 SULZER MEDICA 2001 LONG-TERM STOCK OPTION PLAN

       The number of ADS, which may be purchased under an Option, must be a multiple of ten (or the remaining Shares covered by an Option if less than ten).

9.4    METHOD OF EXERCISE
       The Committee shall have authority to establish procedures under all methods, including the designation of a brokerage firm or firms through which exercises may be effected.

       Options may be exercised according to the conditions specified in the Agreement by giving written notice of exercise to the Company to the address and in the form determined by the Committee.

9.5    METHOD OF PAYMENT
       No Shares or ADS shall be issued until full payment has been made.

       Notice of exercise shall be accompanied by payment in full of the Exercise Price. Acceptable forms of payment (check, bank transfer, etc.) will be determined by the Company.

       With approval of the Committee, payment may also be made in the form of unrestricted Shares or ADS already owned by the Participant.

       With approval of the Committee, payment may also be made through a reduction of the number of Shares or ADS delivered to the Participant upon exercise of the Options.

       The value of the Shares or ADS offered in payment is the fair market value of the Share quoted on the respective stock exchange at the time the exercise transaction is completed.

                                   ARTICLE 10
                          ENTRY INTO THE SHARE REGISTER

The acquisition of Shares by way of exercising the Options will be entered into the share register, pursuant to the articles of incorporation of the Company. The Shares shall only be entered into the share register after receipt of the full payment as per Article 9.5.

                                   ARTICLE 11
                            TERMINATION OF EMPLOYMENT

11.1   APPLICABILITY
       Except as otherwise set forth in the Plan or as otherwise determined by the Committee or provided by the Committee in an applicable Agreement, in case of termination of employment with the Company the provisions indicated below shall apply. The Committee, at its discretion, may amend the conditions of an Award to an individual participant upon termination of employment to the extent that such variances do not prejudice the rights of a Participant. Such variances may include, but are not limited to, immediate vesting of unvested options, extension of the period for exercising options that have vested and suspension of the lapse of non-vested options.

11.2   RETIREMENT
       Upon termination of employment with the Company, as a result of retirement on or after attainment of retirement age pursuant to the applicable law or to a retirement plan or to a retirement agreement of the Company, the conditions as defined in the Agreement shall remain in force and not be subject to any change.


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                                SULZER MEDICA LTD
                 SULZER MEDICA 2001 LONG-TERM STOCK OPTION PLAN

11.3   DISABILITY
       Upon termination of employment with the Company as a result of Disability, the conditions as defined in the Agreement shall remain in force and not be subject to any change.

11.4   DEATH
       If a Participant's employment with the Company terminates by reason of death, any exercisable Option held by such Participant may be exercised by the legal representative of the estate or the inheritors of the Participant within 12 months of the date of death or until the expiration of the Option Term, whichever period is shorter. For non-vested Options the Committee may allow an accelerated vesting. The inheritors shall produce written legal proof of their entitlement to the inheritance.

11.5   REASONS OTHER THAN RETIREMENT, DISABILITY, OR DEATH
       If a Participant's employment with the Company terminates for any reason other than retirement, disability or death, non-vested Options shall lapse without any right of compensation on the date of termination. The Committee, at its discretion, may amend these conditions of exercise at termination for vested and unvested options.

       Options, which are exercisable on the date of termination, may be exercised according to the conditions below:

       A)    TERMINATION WITHOUT CAUSE
             If the Participant voluntarily terminates or is involuntarily terminated by the Company without Cause, the Participant may exercise Options which are exercisable on the date of termination within 90 days from the date of termination or, if earlier, until the expiration of the Option Term.

       B)    TERMINATION FOR CAUSE
             If the employment is terminated for Cause, the Participant may exercise Options which are exercisable on the date of termination within 7 days from the date of termination or, if earlier, until the expiration of the Option Term.

11.6   TRANSFER / LEAVE OF ABSENCE
       A transfer of a Participant within the Company or a leave of absence, duly authorized in writing by the Company, for military service or sickness, or for any other purpose approved by the Company, shall not be deemed a termination of employment. If employment is terminated prior to the Participant's return, then the above provisions of Article 11 are applicable.

                                   ARTICLE 12
  ADJUSTMENT IN THE EVENT OF A CHANGE IN THE FINANCIAL STRUCTURE OF THE COMPANY

In the event that the Company shall decide upon any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Shares at a price substantially below fair market value, or other similar corporate event affects the Share such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in its sole discretion, and in such manner as it may deem equitable, adjust any or all of the number and kind of Shares subject to the Plan, the number and kind of Shares subject to outstanding Options and the Exercise Price with respect to any of the foregoing and / or, if deemed appropriate, make provision for a cash payment to a Participant or a person who has an outstanding Option.

                                   ARTICLE 13
                      AMENDMENT AND TERMINATION OF THE PLAN

The Board may amend, suspend or discontinue the Plan at any time at its discretion.


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                                SULZER MEDICA LTD
                 SULZER MEDICA 2001 LONG-TERM STOCK OPTION PLAN

Amendment, suspension or discontinuance of the Plan shall be communicated by the Board to all Participants.

No such action shall materially adversely effect any right acquired by a Participant under an Award granted before the date of amendment, suspension, or discontinuation, unless otherwise agreed by the Participant or required as a matter of law.

Any adjustment for changes in capital structure under Article 12 is not considered to adversely affect any rights of a Participant under an Award.

                                   ARTICLE 14
                 CHANGE IN CONTROL OR LIQUIDATION OF THE COMPANY

In the case of a Change in Control, the conditions of outstanding Options may be adjusted by the Committee, as it deems appropriate in its sole discretion without the consent or approval of any Optionee.

Change of Control generally means but is not limited to:

a) the sale or lease or other transfer of all or substantially all of the assets of the Company,

b) the approval by the shareholders of any plan for the liquidation or dissolution of the Company,

c) approval by the shareholders of a merger or consolidation of the Company with or into any other corporation or the transfer of more than 50% of the then outstanding Shares of the Company.


                                   ARTICLE 15
                           CONTINUATION OF PRIOR PLANS

All Awards granted under the prior Plans shall continue in accordance with the conditions of those plans.

                                   ARTICLE 16
                    APPLICABLE LAW AND CHOICE OF JURISDICTION

The Plan and any related document shall be governed by and construed in accordance with the laws of Switzerland. Any disputes arising under or in connection with the Plan shall be resolved by the courts of Winterthur, Switzerland.

                                   ARTICLE 17
                                    APPROVAL

The Participant accepts the Options granted and the terms of the Plan including all appendices by signing the Agreement.

The Plan has been approved by the Board at its meeting of June 19, 2001 and shall become effective on August 1, 2001.



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